VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), dated as of December 13, 2006 between Maxco, Inc., a Michigan corporation (“Maxco”), and the other parties who are signatories hereto (the “Shareholders”);

WHEREAS, concurrently with the execution of this Agreement, Quanex Corporation (“Quanex”), Quanex Technologies, Inc. (the “Purchaser”), Atmosphere Annealing, Inc. (“AAI”), BCGW, Inc. (“BCGW” together with AAI, the “Sellers”) and Maxco are executing that certain Asset Purchase and Sale Agreement dated as of December 13, 2006 (the “Purchase Agreement”) whereby Purchaser will acquire certain assets of the Sellers; and

WHEREAS, as a condition to the entering into the Purchase Agreement, Quanex and the Purchaser (the “Purchasing Parties”) have required that each Shareholder listed on Schedule A attached to this Agreement enter into, and each Shareholder listed on Schedule A has agreed to enter into, this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, Maxco and the Shareholders hereby agree as follows:

ARTICLE I
AGREEMENT TO SUPPORT ACQUISITION

Section 1.1. Voting. The Shareholders, being the holders of the shares of common stock, par value $1.00 per share of Maxco (“Stock”) set forth opposite their names on Schedule A, agree to vote at the shareholders’ meeting referred to in Section 6.13 of the Purchase Agreement (the “Meeting”) their shares of Stock and all other shares of Stock the Shareholders own of record as of the record date to determine the shareholders of Maxco entitled to vote at the Meeting (the “Record Date”), and to direct the vote of all shares of Stock that the Shareholders own of record or in a brokerage account and have the direct or indirect power and authority to direct the voting thereof as of the Record Date (collectively, the “Shares”), in favor of the authorization and approval of the Purchase Agreement and the transactions described in the Purchase Agreement.

Section 1.2. Proxy. To better effect the provisions of Section 1.1, each Shareholder revokes any previously executed proxies and constitutes and appoints Max A. Coon and Eric L. Cross, and any one of them (the “Proxy Holder”), with full power of substitution, his, her or its true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder’s Shares in favor of the authorization and approval of the Purchase Agreement, and the transactions described in the Purchase Agreement, with such modifications as the parties thereto may make. This proxy shall be limited to the power to vote the Shares in the manner set forth in this Section 1.2 and shall not extend to any other matters. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by any Shareholder of the Shares, and Maxco agrees to recognize the vote of the Proxy Holder instead of the vote of any Shareholder if the Shareholders do not vote in favor of the authorization and approval of the Purchase Agreement as set forth in Section 1.1 hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Each Shareholder represents and warrants to Maxco as follows:

(a)  Ownership of Shares. Such Shareholder is a record and beneficial owner of the number of Shares set forth opposite such Shareholder's name on Schedule A hereto. On the date hereof, the Shares set forth opposite such Shareholder's name on Schedule A constitute all of the shares of Stock owned of record or or in a brokerage account by such Shareholder. Such Shareholder has sole voting power and sole power of disposition and sole power to engage in the actions set forth herein, in each case with respect to all of the Shares set forth opposite such Shareholder's name on Schedule A, with no restrictions on such rights, except pursuant to the terms of this Agreement.

(b)  Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets are or may be bound, including, without limitation, any trust agreement, voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, each person having community property rights in such Shares, enforceable against such person in accordance with its terms.

(c)  No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other person (or entity) is necessary for the execution of this Agreement by such Shareholder and, the consummation by such Shareholder of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by such Shareholder nor, the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets are or may be bound or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

(d)  No Adverse Claims. Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising under this Agreement.

(e)  No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of such Shareholder.

ARTICLE III
CERTAIN COVENANTS AND AGREEMENTS

Section 3.1. Certain Covenants of Shareholders. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, without the consent of the Purchasing Parties such Shareholder will not, and will not agree to, directly or indirectly sell, transfer, assign, further pledge or hypothecate, cause to be redeemed, or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares (“Transfer”), except as contemplated by this Agreement. If a Transfer of Shares does occur, the parties agree that such Transfer will only be made if the transferee, as a condition to such Transfer, executes and delivers to Maxco an agreement in form and substance satisfactory to Maxco and the Purchasing Parties pursuant to which such transferee agrees to be bound by the terms of this Agreement.

Section 3.2. No Solicitation. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, such Shareholder will not, in his, her or its capacity as shareholder of Maxco or otherwise, directly or indirectly, (i) oppose, solicit proxies against, encourage any shareholder to vote against or abstain from voting on, or otherwise frustrate or hinder the approval and authorization of the Purchase Agreement or any of the other agreements or transactions contemplated thereby, or (ii) encourage, advise or assist any shareholder in dissenting from the the approval of the Purchase Agreement.

Section 3.3. Binding Obligations. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

Section. 3.4. Material Reliance. The Shareholders acknowledge that the Purchasing Parties and Maxco are relying on this Agreement in incurring expenses in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the transactions described in the Purchase Agreement and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. The Shareholders and Maxco acknowledge that the performance of this Agreement is intended to benefit the Purchasing Parties.

ARTICLE IV
TERMINATION

Termination. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Purchase Agreement, as it may be amended or extended from time to time, (b) the consummation of the transactions described in by the Purchase Agreement or (c) March 1, 2007.

ARTICLE V
MISCELLANEOUS

Section 5.1. Amendments. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Purchasing Parties, AAI, BCGW, Maxco and the Shareholder.

Section 5.2. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 5.3. Entire Agreement. This Agreement, together with the Purchase Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter contained herein.

Section 5.4. Notices. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth in the Purchase Agreement (in the case of all parties other than the Shareholders) and the addresses of the Shareholders set forth on Schedule A, or to such other address as any party may have furnished to the other parties in writing in accordance therewith.

Section 5.5. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.6. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.7. Further Assurances. From time to time, at the Purchasing Parties’ request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.8. Governing Law. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.9. Specific Performance. Each party to this Agreement acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the parties hereto shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

MAXCO, INC.

By:	/s/ Max A. Coon
Max A. Coon, President

SHAREHOLDER:

ROI CAPITAL MANAGEMENT, INC.

By:	/s/ Mitchell J. Soboleski
Name: Mitchell J. Soboleski
Title: General Partner

SCHEDULE A

NAME AND ADDRESS OF SHAREHOLDER	NUMBER OF SHARES	% OF VOTES
ROI Capital Management, Inc. 300 Drake Landing Road, Ste. 175 Greendrake, CA 94904	878,492	22.49%